Exhibit 99(c)

Sections of Our Management’s Discussion and Analysis and Consolidated Financial Statements Where Modification to Reflect Our Segment Reorganization Was Other Than Editorial (Pages 1-19)

Exhibit 99(c)

Sections of Our Management’s Discussion and Analysis and Consolidated Financial Statements Where Modification to Reflect Our Segment Reorganization Was Other Than Editorial (Pages 1-19)

Operations

Our consolidated financial statements combine the industrial manufacturing, services and media businesses of General Electric Company (GE) with the financial services businesses of General Electric Capital Services, Inc. (GECS or financial services).

We present Management’s Discussion of Operations in five parts: Overview of Our Earnings from 2002 through 2004, Global Risk Management, Segment Operations, Global Operations and Environmental Matters.

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (SEC) rules; those rules require the supplemental explanations and reconciliations provided in the “Other Information” section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As described in our Form 8-K filed June 23, 2005, we reorganized our businesses on July 5, 2005 around markets and customers. We believe this organization will help us accelerate growth, improve productivity and retain, as well as grow, the best management talent.

Our six reporting segments as of July 5, 2005, were as follows.

•
Commercial Financial Services - the combination of our previous Commercial Finance (excluding Aviation Services, Energy Financial Services and Transportation Finance) and Insurance segments and GE Equity, previously reported in the Equipment & Other Services segment

•	Consumer Finance -unchanged
•	Healthcare -unchanged
•
Industrial - the combination of our previous Consumer & Industrial and Advanced Materials segments, the security, sensing and Fanuc Automation businesses of our previous Infrastructure segment, the inspection technology business of our previous Transportation segment and Equipment Services, previously reported in the Equipment & Other Services segment

•
Infrastructure - the combination of our previous Energy and Transportation segments, the water business of our previous Infrastructure segment, and Aviation Services, Energy Financial Services and Transportation Finance of our previous Commercial Finance segment

•	NBC Universal -unchanged

Certain prior-period amounts in this financial section have been reclassified to reflect this reorganization.

2004 WAS A YEAR OF PORTFOLIO TRANSITION.
We continued making progress toward our objectives through strategic acquisitions, mergers and dispositions.

•	In April 2004, we acquired Amersham plc (Amersham), a world leader in medical diagnostics and life sciences, to complement our existing Healthcare business.

•	In May 2004, we combined NBC with Vivendi Universal Entertainment LLLP (VUE) to create one of the world’s leading media companies, NBC Universal.

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•
In May 2004, we also completed an initial public offering of Genworth Financial, Inc. (Genworth), our formerly wholly-owned subsidiary that conducts most of our consumer insurance business, including life and mortgage insurance operations. We sold approximately 30% of the common shares of Genworth to the public, and we expect (subject to market conditions) to reduce our ownership over the next two years as Genworth transitions to full independence. This transaction resulted in a second quarter pre-tax loss of $0.6 billion ($0.3 billion after tax), recognized in the Commercial Financial Services segment.

•
In December 2004, we sold a majority interest in Gecis, our global business processing operation, to two leading private investment firms. We received cash proceeds of $0.6 billion and retained a 40% investment in Gecis. This transaction resulted in a fourth quarter pre-tax gain of $0.4 billion ($0.3 billion after tax), recognized in Corporate items and eliminations.

WE DECLARED $8.6 BILLION IN DIVIDENDS IN 2004. Per-share dividends of $0.82 were up 6% from 2003, following a 5% increase from the preceding year. In December 2004, our Board of Directors raised our quarterly dividend 10% to $0.22 per share. We have rewarded our shareowners with over 100 consecutive years of dividends, with 29 consecutive years of dividend growth, and our dividend growth for the past five years has significantly outpaced that of companies in the Standard & Poor’s 500 stock index.

Except as otherwise noted, the analysis in the remainder of this section presents the results of GE (with GECS included on a one-line basis) and GECS. See the Segment Operations section on page 8 for a more detailed discussion of the businesses within GE and GECS.

Overview of Our Earnings from 2002 through 2004

The global economic environment must be considered when evaluating our results over the last several years. Important factors for us included slow global economic growth, a weakening U.S. dollar, lower global interest rates, a mild U.S. recession that did not cause significantly higher credit losses, developments in three industries - power generation, property and casualty insurance and commercial aviation - that are significant to us, and escalating raw material prices. As the following pages show in detail, our diversification and risk management strategies enabled us to continue to grow during this challenging time.

The operations of the Infrastructure segment and Insurance at Commercial Financial Services have a significant effect on our consolidated results and reflect their changing economic environments.

•
Infrastructure (27% and 40% of consolidated three-year revenues and total segment profit, respectively) continued to invest in market-leading technology and services at Aircraft Engines, Rail and Water. While the commercial aviation industry continues to face challenges and financial pressures that affect our commercial aviation business, our business model succeeds by diversification. Product services, the military engines business and our rail equipment and services business continued to be strong. Infrastructure, through our Energy business, was also particularly affected by the period of unprecedented U.S. power industry demand that peaked in 2002, a period often referred to as the “U.S. power bubble.” The return to normal demand levels is reflected in lower shipments of large heavy-duty gas turbines. In 2002, we sold 323 such units, compared with 175 in 2003 and 122 in 2004. We accurately foresaw the end of the bubble and took action to reduce the effect, right-sizing our Energy business and growing and investing in other lines of the power generation business such as product services. We believe our Energy business is well positioned for its markets in 2005 and beyond.

•
The Insurance business at Commercial Financial Services was much like most of the property and casualty reinsurance industry, facing volatility throughout the period. In 2002, Insurance recognized losses on our 1997-2001 business, increasing related reserves by $3.5 billion before tax. In 2003, our turnaround efforts started to pay off and we realized benefits from improved operations as earnings increased. In 2004, improved core performance at Insurance reflecting the favorable pricing environment was more than offset by U.S. hurricane-related losses and continued adverse loss development, essentially all related to the 1997 through 2001 underwriting years. In addition, the Genworth initial public offering and 2003 dispositions at Insurance caused greater volatility in comparing results of operations over the three-year period.

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Results at two major segments, Healthcare and NBC Universal, reflected continued investment and growth over the last three years.

•
Healthcare (8% and 10% of consolidated three-year revenues and total segment profit, respectively) continued to show strong growth as 2004 revenues and segment profit both rose about 50% since 2002. Our acquisitions of Amersham in 2004 and Instrumentarium in 2003 contributed $3.2 billion and $0.6 billion to Healthcare revenues and segment profit, respectively, in 2004. These acquisitions also expanded the breadth of our product and services offerings to the healthcare industry, positioning us well for continued growth.

•
NBC Universal (6% and 11% of consolidated three-year revenues and total segment profit, respectively) also contributed a strong performance during the last three years as we continued to invest through acquisitions. Through the combination of NBC and VUE in 2004, and successful acquisitions of Telemundo and Bravo in 2002, we have created a diversified world-class media company. Earnings from the segment increased $0.6 billion in 2004 following a $0.3 billion increase in 2003.

Most of our other operations achieved operating results in line with our expectations in the 2002 to 2004 economic environment.

•
Commercial Financial Services and Consumer Finance (respectively, 30% and 9% of consolidated three-year revenues and 19% and 11% of total segment profit) are large, profitable growth businesses in which we continue to invest with confidence. In a challenging economic environment, these businesses grew earnings by $1.0 billion and $1.1 billion in 2004 and 2003, respectively, excluding the results of Insurance, which much like most of the property and casualty reinsurance industry, faced volatility throughout the period. Absent the volatility caused by Insurance, Commercial Financial Services and Consumer Finance have delivered strong results through solid core growth, disciplined risk management and successful acquisitions.

•
Industrial (20% and 9% of consolidated three-year revenues and total segment profit, respectively) is particularly sensitive to economic conditions and consequently was affected adversely by the U.S. recession in 2002 and by slow global growth in developed countries. Higher capacity, in combination with declining or weak volume growth in many of these industries, resulted in fierce competitive price pressures. Our Plastics business was hit particularly hard because of additional pressures from significant inflation in certain raw materials such as benzene and natural gas.

As the preceding comments about Healthcare, NBC Universal and the Insurance business of Commercial Financial Services illustrate, acquisitions and dispositions played an important role in our growth strategy. We integrate acquisitions as quickly as possible and only revenues and earnings from the date we complete the acquisition through the end of the fourth following quarter are attributed to such businesses. Acquisitions contributed $12.3 billion, $5.4 billion and $7.2 billion to consolidated revenues in 2004, 2003 and 2002, respectively. Our consolidated net earnings in 2004, 2003 and 2002 included approximately $1.2 billion, $0.5 billion and $0.6 billion, respectively, from acquired businesses. Dispositions affected our operations through lower revenues and earnings in 2004 of $3.4 billion and $1.2 billion, respectively, and in 2003 through lower revenues of $2.3 billion and higher earnings of $0.2 billion.

* * *

Segment Operations

Revenues and segment profit for operating segments are shown on page 39. Effective July 5, 2005, we made changes to the way we report our segments.

Our six reporting segments as of July 5, 2005, were as follows:

•
Commercial Financial Services - the combination of our previous Commercial Finance (excluding Aviation Services, Energy Financial Services and Transportation Finance) and Insurance segments and GE Equity, previously reported in the Equipment & Other Services segment

•	Consumer Finance - unchanged

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•	Healthcare - unchanged
•
Industrial - the combination of our previous Consumer & Industrial and Advanced Materials segments, the security, sensing and Fanuc Automation businesses of our previous Infrastructure segment, the inspection technology business of our previous Transportation segment and Equipment Services, previously reported in the Equipment & Other Services segment

•
Infrastructure - the combination of our previous Energy and Transportation segments, the water business of our previous Infrastructure segment, and Aviation Services, Energy Financial Services and Transportation Finance of our previous Commercial Finance segment

•	NBC Universal - unchanged

Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess the performance of each business in a given period. In connection with that assessment, the Chief Executive Officer may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team.

Segment profit always excludes the effects of principal pension plans and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured - excluded in determining segment profit, which we refer to as “operating profit,” for Healthcare, NBC Universal and the industrial businesses of the Industrial and Infrastructure segments; included in determining segment profit, which we refer to as “net earnings,” for Commercial Financial Services, Consumer Finance, and the financial services businesses of the Industrial and Infrastructure segments.

We have reclassified certain prior-period amounts to conform to the current period’s presentation. In addition to providing information on segments in their entirety, we have also provided supplemental information for certain businesses within the segments for greater clarity. For additional information, including a description of the products and services included in each segment, see pages 101 and 102.

COMMERCIAL FINANCIAL SERVICES

(In millions)	2004	2003	2002

REVENUES	$42,594	$43,121	$38,984

NET REVENUES
Total revenues	$42,594	$43,121	$38,984
Interest expense	5,180	5,161	5,332
Total net revenues	$37,414	$37,960	$33,652

SEGMENT PROFIT	$4,139	$5,009	$2,075

December 31 (In millions)	2004	2003

TOTAL ASSETS	$363,593	$342,514

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(In millions)	2004	2003	2002
REVENUES
Capital Solutions	$11,503	$9,893	$9,222
Insurance	23,070	26,194	23,296
Real Estate	3,084	2,956	2,833

SEGMENT PROFIT
Capital Solutions	$1,325	$1,184	$993
Insurance	569	2,102	(95)
Real Estate	1,124	947	774

December 31 (In millions)	2004	2003
ASSETS
Capital Solutions	$80,514	$71,963
Insurance	179,205	170,044
Real Estate	39,515	34,372

Commercial Financial Services revenues and net earnings decreased 1% and 17%, respectively, compared with 2003. The decrease in revenues resulted primarily from 2003 dispositions ($2.5 billion) including GE Edison Life Insurance Company (Edison Life), Financial Guaranty Insurance Company (FGIC) and ERC Life; net declines in volume resulting from strategic exits of certain business channels ($1.3 billion) and the effects of the Genworth initial public offering ($0.4 billion). Lower securitization activity ($0.3 billion) also contributed to the decrease in revenue. These decreases were partially offset by acquisitions ($2.2 billion), the effects of the weaker U.S. dollar ($1.2 billion), higher investment income ($0.3 billion) and core growth ($0.3 billion). The decrease in net earnings resulted primarily from the full-year after-tax earnings effects of the Genworth initial public offering ($0.7 billion), the 2003 dispositions ($0.5 billion) and the 2004 U.S. hurricane-related losses ($0.3 billion). Also contributing to the net earnings decrease were reserve actions taken at GE Insurance Solutions related to continued adverse development on liability-related exposures underwritten in 1997-2001 (discussed below) and lower securitization activity ($0.2 billion). These decreases in net earnings were partially offset by acquisitions ($0.4 billion), higher investment income ($0.3 billion), core growth ($0.3 billion) including improved performance at GE Insurance Solutions reflecting the continued favorable premium pricing environment and the effects of the weaker U.S. dollar ($0.1 billion).

The most significant acquisitions affecting Commercial Financial Services results in 2004 were the U.S. leasing business of IKON Office Solutions, acquired during the second quarter of 2004; a portion of the commercial lending business of Transamerica Finance Corporation, and Sophia S.A., a real estate company in France, both acquired during the first quarter of 2004; and the assets of CitiCapital Fleet Services, acquired during the fourth quarter of 2003. These acquisitions contributed $1.9 billion and $0.3 billion to 2004 revenues and net earnings, respectively.

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Commercial Financial Services revenues and net earnings in 2003 increased $4.1 billion and $2.9 billion, respectively, compared with 2002. The 2003 increase in revenues resulted primarily from increased premium revenues ($2.2 billion), reflecting net volume growth ($0.8 billion), continued favorable premium pricing ($0.5 billion), absence of prior year loss adjustments ($0.4 billion), adjustment of current year premium accruals to actual ($0.3 billion), and lower levels of ceded premiums resulting from a decline in prior-year loss events ($0.1 billion). Also contributing to the increase in revenues were the effects of the weaker U.S. dollar ($1.1 billion), acquisitions ($1.0 billion), higher investment income ($0.7 billion), a gain of $0.6 billion on the sale of Edison Life and core growth. Partial revenue offsets resulted from the absence of revenues following the sale of Edison Life ($0.7 billion), a $0.2 billion loss on the disposition of FGIC at the end of 2003 and lower securitization activity ($0.1 billion). The 2003 increase in net earnings resulted primarily from the substantial improvement in current operating results at GE Insurance Solutions ($2.3 billion) reflecting improved underwriting, lower adverse development (discussed below) and generally favorable industry pricing conditions during the year. Net earnings also benefited from core growth, the gain on the sale of Edison Life ($0.3 billion), lower investment losses at GE Equity ($0.2 billion), acquisitions ($0.2 billion) and higher investment income ($0.1 billion). These increases were partially offset by the absence of a current year counterpart to the favorable tax settlement with the IRS in 2002 ($0.2 billion) and a loss on the sale of FGIC ($0.1 billion after tax).

The most significant acquisitions affecting Commercial Financial Services 2003 results were the commercial inventory financing business of Deutsche Financial Services and the structured finance business of ABB, both of which were acquired during the fourth quarter of 2002. These two acquisitions contributed $0.5 billion and $0.1 billion to 2003 revenues and net earnings, respectively.

As described in the “Critical Accounting Estimates” sections of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the caption “Insurance liabilities and reserves,” we routinely update our insurance loss provisions to reflect our best estimates of losses. At year-end 2004, our best estimate of outstanding net property and casualty claim-related liabilities at GE Insurance Solutions was $17.4 billion. Few losses in an underwriting year are known exactly at the end of that year; an insurer cannot know a year’s exact losses before customers have submitted claims and those claims have been evaluated, adjudicated and settled. This process routinely spans years, and sometimes decades. Like much of the property and casualty insurance industry, GE Insurance Solutions’ recent operating results have absorbed charges from updates to loss estimates associated with policies written in prior years. This adverse loss development has been most pronounced for certain liability-related risk policies underwritten from 1997 through 2001, principally hospital and professional liability, workers compensation, product liability and asbestos and environmental exposures. Adverse development on prior-years claims and expenses for the three years ended December 31, 2004, amounted to $5.5 billion. Business that we subsequently exited accounted for 84% of the most recent adverse development. Although we do not anticipate further provisions related to this risk, we observe that the associated losses have not yet fully matured.

In 2002, in light of our adverse loss development, we modified our underwriting processes, rejecting both risks that failed to meet our standards of price, terms or conditions as well as risks for which sufficient historical data did not exist to permit us to make a satisfactory pricing evaluation. Consequently, we curtailed and exited business in particular property and casualty business channels. Higher underwriting standards have yielded substantial improvement in operating results in more recent underwriting years, improvement that is most clearly indicated by our “combined ratio”- the ratio, expressed as a percentage, of claims-related losses and related underwriting expenses to earned premiums. In 2004, GE Insurance Solutions’ property and casualty combined ratio was 120%, that is, $1.20 of costs and losses for each $1.00 of earned premium. However, as an early indication of the effectiveness of our revised underwriting standards, the combined ratio for the 2004 underwriting year was 100%, even with extensive 2004 natural catastrophe losses - breakeven underwriting even before the contribution of investment income.

* * *

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INDUSTRIAL

(In millions)	2004	2003	2002
REVENUES	$30,722	$24,988	$26,154
SEGMENT PROFIT	$1,833	$1,385	$1,837

(In millions)	2004	2003	2002
Revenues
Consumer & Industrial	$13,767	$12,843	$12,887
Equipment Services	6,571	3,357	5,185
Plastics	6,066	5,501	5,566

Segment profit
Consumer & Industrial	$716	$577	$567
Equipment Services	82	(76)	98
Plastics	566	503	899

Industrial revenues rose 23%, or $5.7 billion, in 2004 on higher volume ($2.0 billion), primarily at Consumer & Industrial and Plastics, the effects of the weaker U.S. dollar ($0.5 billion) and higher prices ($0.1 billion) at the industrial businesses in the segment. Higher prices at Plastics, as demand for plastic resins increased, were partially offset by lower prices at Consumer & Industrial. Adoption of a January 1, 2004, required accounting change also caused revenues to increase significantly at Equipment Services ($3.2 billion), as a result of consolidating operating lease rentals ($2.6 billion) and other income ($0.6 billion). The most significant entity consolidated as a result of this change was Penske Truck Leasing Co., L.P. (Penske), which was previously accounted for using the equity method. See note 1.

Segment profit rose 32%, or $0.4 billion, as productivity ($0.8 billion), primarily at Consumer & Industrial and Plastics, higher volume ($0.1 billion) and higher prices ($0.1 billion) more than offset higher material and other costs ($0.8 billion), primarily from commodities such as benzene and natural gas at Plastics. Segment profit also rose on improved operating performance at Equipment Services ($0.2 billion).

In 2003, Industrial revenues were 4%, or $1.2 billion, lower than in 2002 as the effects of the weaker U.S. dollar ($0.5 billion) and higher volume ($0.5 billion) were partially offset by lower prices ($0.3 billion), primarily in Consumer & Industrial. This net increase in revenues was more than offset by lower revenues at Equipment Services resulting primarily from the following.

•	The exit of certain European operations at IT Solutions ($1.3 billion) in response to intense competition and transition of the computer equipment market to a direct distribution model,
•	Continued poor market conditions and ongoing dispositions and run-offs of IT Solutions and the Auto Financial Services business ($0.3 billion), and
•	Lower asset utilization and price ($0.2 billion), an effect of industry-wide excess equipment capacity reflective of the then current conditions in the road and rail transportation sector.

Segment profit fell 25%, or $0.5 billion, as higher material costs ($0.3 billion), primarily benzene at Plastics and lower prices ($0.3 billion) were partially offset by improved productivity ($0.2 billion) at the industrial businesses in the segment. Lower asset utilization and price at Equipment Services also contributed to the decrease.

See GE Corporate Items and Eliminations on page 14 for a discussion of items not allocated to this segment.

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INFRASTRUCTURE

(In millions)	2004	2003	2002
REVENUES	$37,373	$36,569	$40,119
SEGMENT PROFIT	$6,797	$7,362	$9,178

(In millions)	2004	2003	2002
Revenues
Aircraft Engines	$11,094	$9,808	$9,957
Aviation Services	3,159	2,881	2,694
Energy	14,586	16,611	21,514
Energy Financial Services	972	805	704
Oil & Gas	3,135	2,842	2,318
Rail	3,007	2,543	2,314

Segment profit
Aircraft Engines	$2,238	$1,809	$1,609
Aviation Services	520	506	454
Energy	2,543	3,875	6,027
Energy Financial Services	376	280	250
Oil & Gas	331	264	265
Rail	516	450	402

Infrastructure revenues increased 2%, or $0.8 billion, in 2004 as the effects of the weaker U.S. dollar ($0.5 billion) and higher volume ($0.4 billion) were partially offset by lower prices ($0.6 billion), primarily at Energy, at the industrial businesses of the segment. The increase in volume was the net result of increased sales in commercial services and military engines at Aircraft Engines and locomotives at Rail, partially offset by lower sales at Energy. Energy sold 122 large heavy-duty gas turbines in 2004, compared with 175 in 2003. Financial services activity, primarily at Aviation Services and Energy Financial Services, increased revenues primarily from core growth ($0.4 billion) and acquisitions ($0.1 billion).

Segment profit fell 8%, or $0.6 billion, in 2004 as lower material costs ($0.3 billion), primarily at Energy and higher volume ($0.1 billion), were more than offset by lower prices ($0.6 billion) and lower productivity ($0.6 billion) at the industrial businesses of the segment. The lower productivity was the net effect of lower productivity at Energy, primarily from the anticipated decline in higher margin gas turbine sales and a decrease in customer contract termination fees, partially offset by higher productivity at Aircraft Engines and Rail. Segment profit from the financial services businesses, primarily Energy Financial Services, increased $0.1 billion as a result of core growth.

In 2003, Infrastructure revenues fell 9%, or $3.6 billion, compared with 2002 as lower volume ($3.6 billion) and lower prices ($0.5 billion) more than offset the effects of the weaker U.S. dollar ($0.2 billion). The decrease in volume primarily related to the continued decline in sales of large, heavy-duty gas turbines (down 46% from 323 units in 2002) and industrial aero-derivative engines at Energy and commercial aircraft at Aircraft Engines. We achieved volume growth with higher locomotive sales and growth in our rail global signaling business at Rail and higher military spare parts sales at Aircraft Engines. Financial services activity increased revenues primarily from core growth ($0.2 billion) and acquisitions ($0.1 billion).

In 2003, segment profit decreased 20%, or $1.8 billion, compared with 2002 as lower productivity ($0.9 billion), lower volume ($0.8 billion) and lower price ($0.5 billion) more than offset lower material and labor costs ($0.2 billion). The lower productivity was primarily at Energy where customer contract termination fees, net of associated costs, were $0.6 billion in 2003 and $0.9 billion in 2002, reflecting the decline in demand for new power generation equipment that began in 2002. Productivity was higher at Aircraft Engines, largely from workforce efficiency, and lower research and development spending upon completion of certain development programs. Segment profit from the financial services businesses increased $0.1 billion as a result of core growth.

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Infrastructure orders were $34.0 billion in 2004, up from $29.8 billion in 2003 reflecting strong demand for wind turbines, locomotives, product services, and oil and gas turbomachinery. The $27.8 billion total backlog at year-end 2004 comprised unfilled product orders of $18.2 billion (of which 66% was scheduled for delivery in 2005) and product service orders of $9.5 billion scheduled for 2005 delivery. Comparable December 31, 2003, total backlog was $25.4 billion, of which $17.2 billion was for unfilled product orders and $8.2 billion for product services orders.

See GE Corporate Items and Eliminations below for a discussion of items not allocated to this segment.

* * *

CORPORATE ITEMS AND ELIMINATIONS

(In millions)	2004	2003	2002
REVENUES
Eliminations	$101	$49	$599
OPERATING PROFIT
Principal pension plans	$124	$1,040	$1,556
Eliminations	46	(74)	(42)
Underabsorbed corporate overhead	(777)	(582)	(367)
Not allocated	(548)	(354)	(11)
Other	793	(25)	359
Total	$(362)	$5	$1,495

Corporate Items and Eliminations include the effects of eliminating transactions between operating segments; cost reductions from our principal pension plans, which have declined sharply over the three-year period; liquidating businesses such as consolidated, liquidating securitization entities; underabsorbed corporate overhead; certain non-allocated amounts described below; and a variety of sundry items. Corporate overhead is allocated to GE operating segments based on a ratio of segment net cost of operations, excluding direct materials or their equivalent, to total company cost of operations. This caption also includes internal allocated costs for segment funds on deposit.

Certain amounts are not allocated to GE operating segments because they are excluded from the measurement of their operating performance for internal purposes. In 2004, these comprised $0.4 billion of Healthcare charges, principally related to the write off of in-process research and development projects and other transitional costs associated with Amersham, and a $0.1 billion charge at Industrial as the gain on sale of the motors business was more than offset by costs for inventory obsolescence and other charges. In 2003 and 2002, amounts not allocated to GE operating segments included charges of $0.2 billion in each year for settlement of litigation, restructuring and other charges at Healthcare; and in 2002, a portion of NBC Universal’s gain from the Bravo exchange and $0.1 billion for restructuring and other charges at Infrastructure and Industrial.

Other includes a $0.3 billion gain from the sale of a majority interest in Gecis, our global processing operation, in 2004 and a $0.5 billion gain from the sale of 90% of Global eXchange Services in 2002.

* * *

FINANCING RECEIVABLES is our largest category of assets and represents one of our primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $288.3 billion at December 31, 2004, from $254.4 billion at the end of 2003, as discussed in the following paragraphs. The related allowance for losses at the end of 2004 amounted to $5.6 billion compared with $6.3 billion at December 31, 2003, representing our best estimate of probable losses inherent in the portfolio.

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A discussion of the quality of certain elements of the financing receivables portfolio follows. For purposes of that discussion, “delinquent” receivables are those that are 30 days or more past due; “nonearning” receivables are those that are 90 days or more past due (or for which collection has otherwise become doubtful); and “reduced-earning” receivables are commercial receivables whose terms have been restructured to a below-market yield.

Commercial Financial Services financing receivables, before allowance for losses, totaled $124.5 billion at December 31, 2004, compared with $116.4 billion at December 31, 2003, and consisted of loans and leases to the equipment and leasing, commercial and industrial, and real estate industries. This portfolio of receivables increased primarily from core growth ($27.0 billion) and acquisitions ($12.7 billion), partially offset by securitizations and sales ($31.2 billion). Related nonearning and reduced-earning receivables were $1.4 billion (1.1% of outstanding receivables) at December 31, 2004, compared with $1.6 billion (1.3% of outstanding receivables) at year-end 2003. Commercial Financial Services financing receivables are generally backed by assets and there is a broad spread of geographic and credit risk in the portfolio.

During 2004, Consumer Finance adopted a global policy for uncollectible receivables that accelerated write-offs to follow one consistent basis. We now write off unsecured closed-end installment loans that become 120 days contractually past due and unsecured open-ended revolving loans that become 180 days contractually past due.

Consumer Finance financing receivables, before allowance for losses, were $127.8 billion at December 31, 2004, compared with $94.7 billion at December 31, 2003, and consisted primarily of card receivables, installment loans, auto loans and leases, and residential mortgages. This portfolio of receivables increased as a result of acquisitions ($15.6 billion), core growth ($13.1 billion) and the effects of the weaker U.S. dollar ($7.3 billion). These increases were partially offset by whole loan sales and securitization activity ($2.0 billion) and the standardization of our write-off policy, which resulted in an increase in write-offs ($0.9 billion) but had an inconsequential effect on earnings. Nonearning consumer receivables were $2.5 billion at December 31, 2004 and 2003, representing 2.0% and 2.6% of outstanding receivables, respectively. The percentage decrease is primarily related to the standardization of our write-off policy and the acquisition of AFIG, which obtains credit insurance for certain receivables, partially offset by higher nonearnings in our European secured financing business.

Infrastructure financing receivables, before allowance for losses, were $20.9 billion at December 31, 2004, compared with $19.6 billion at December 31, 2003, and consisted primarily of loans and leases to the commercial aircraft and energy industries. This portfolio of receivables increased as a result of core growth ($1.0 billion) and acquisitions ($0.8 billion), partially offset by securitizations and sales ($0.3 billion). Related nonearning and reduced-earning receivables were $0.2 billion (0.8% of outstanding receivables) at December 31, 2004, compared with $0.1 billion (0.7% of outstanding receivables) at year-end 2003.

Other financing receivables, before allowance for losses, were $15.1 billion and $23.7 billion at December 31, 2004 and 2003, respectively, and consisted primarily of financing receivables in consolidated, liquidating securitization entities. This portfolio of receivables decreased because we have stopped transferring assets to these entities. Nonearning receivables at December 31, 2004, were $0.2 billion (1.2% of outstanding receivables) compared with $0.1 billion (0.6% of outstanding receivables) at December 31, 2003.

Delinquency rates on managed Commercial Financial Services equipment loans and leases and managed Consumer Finance financing receivables follow.

	2004	2003	2002
Commercial Financial Services	1.40%	1.38%	1.75%
Consumer Finance	4.85	5.62	5.62

Delinquency rates at Commercial Financial Services increased slightly from December 31, 2003 to December 31, 2004, reflecting the effect of certain acquired portfolios, partially offset by improvement in the overall core portfolio. The decline from December 31, 2002 to December 31, 2003, reflected improved economic conditions and collection results.

Delinquency rates at Consumer Finance decreased from December 31, 2003 to December 31, 2004, as a result of the standardization of our write-off policy, the acquisition of AFIG, and the U.S. acquisition of WMC, with lower relative delinquencies

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as a result of whole loan sales, partially offset by higher delinquencies in our European secured financing business. See notes 12 and 13.

* * *

Note 10
GE Current Receivables

December 31 (In millions)	2004	2003
Healthcare	$2,862	$2,024
Industrial	2,230	2,244
Infrastructure	5,861	5,950
NBC Universal	4,067	938
Corporate items and eliminations	251	303
	15,271	11,459
Less allowance for losses	(738)	(486)
Total	$14,533	$10,973

Receivables balances at December 31, 2004 and 2003, before allowance for losses, included $10,182 million and $6,746 million, respectively, from sales of goods and services to customers, and $246 million and $226 million, respectively, from transactions with associated companies.

Current receivables of $435 million and $444 million at December 31, 2004 and 2003, respectively, arose from sales, principally of aircraft engine goods and services, on open account to various agencies of the U.S. government, our largest single customer. About 4% of our sales of goods and services were to the U.S. government in 2004, 2003 and 2002.

* * *

Note 12
GECS Financing Receivables (investments in time sales, loans and financing leases)

December 31 (In millions)	2004	2003
Time sales and loans, net of deferred income	$220,593	$189,050
Investment in financing leases, net of deferred income	67,754	65,320
	288,347	254,370
Less allowance for losses (note 13)	(5,648)	(6,256)
Financing receivables-net	$282,699	$248,114

Included in the above are the financing receivables of consolidated, liquidating securitization entities as follows:

December 31 (In millions)	2004	2003
Time sales and loans, net of deferred income	$20,728	$18,258
Investment in financing leases, net of deferred income	2,125	3,827
	22,853	22,085
Less allowance for losses	(5)	-
Financing receivables-net	$22,848	$22,085

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Details by segment follow.

December 31 (In millions)	2004	2003
COMMERCIAL FINANCIAL SERVICES
Equipment and leasing	$64,540	$57,901
Commercial and industrial	39,481	38,326
Real estate	20,470	20,171
	124,491	116,398
CONSUMER FINANCE
Non-U.S. residential mortgages	42,201	19,593
Non-U.S. installment and revolving credit	33,889	31,954
Non-U.S. auto	23,517	20,729
U.S. installment and revolving credit	21,385	16,545
Other	6,771	5,856
	127,763	94,677
INFRASTRUCTURE (a)	20,991	19,637
OTHER (b)	15,102	23,658
	288,347	254,370
Less allowance for losses	(5,648)	(6,256)
Total	$282,699	$248,114

(a)
Included loans and financing leases of $13,562 million and $12,424 million at December 31, 2004 and 2003, respectively, related to commercial aircraft at Aviation Services and loans and financing leases of $4,659 million and $5,214 million at December 31, 2004 and 2003, respectively, related to Energy Financial Services.

(b)	Included loans and financing leases of $13,759 million and $22,085 million at December 31, 2004 and 2003, respectively, related to consolidated, liquidating securitization entities.

GECS financing receivables include both time sales and loans and financing leases. Time sales and loans represent transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, GECS is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. GECS is generally entitled to any residual value of leased assets.

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECS has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECS share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

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NET INVESTMENT IN FINANCING LEASES

	Total financing leases		Direct financing leases		Leveraged leases
December 31 (In millions)	2004	2003	2004	2003	2004	2003
Total minimum lease payments receivable	$91,840	$91,592	$63,733	$62,121	$28,107	$29,471
Less principal and interest on third-party
nonrecourse debt	(20,992)	(22,144)	-	-	(20,992)	(22,144)
Net rentals receivable	70,848	69,448	63,733	62,121	7,115	7,327
Estimated unguaranteed residual
value of leased assets	10,323	9,747	6,898	6,072	3,425	3,675
Less deferred income	(13,417)	(13,875)	(9,966)	(10,099)	(3,451)	(3,776)
Investment in financing leases, net
of deferred income	67,754	65,320	60,665	58,094	7,089	7,226
Less amounts to arrive at net investment
Allowance for losses	(1,090)	(830)	(903)	(734)	(187)	(96)
Deferred taxes	(9,767)	(10,250)	(5,099)	(5,793)	(4,668)	(4,457)
Net investment in financing leases	$56,897	$54,240	$54,663	$51,567	$2,234	$2,673

CONTRACTUAL MATURITIES

(In millions)	Total time sales and loans	Net rentals receivable
Due in
2005	$66,085	$17,767
2006	31,394	14,595
2007	25,461	10,900
2008	13,770	7,908
2009	13,796	5,097
2010 and later	70,087	14,581
Total	$220,593	$70,848

We expect actual maturities to differ from contractual maturities.

Individually “impaired” loans are defined by GAAP as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans follows.

December 31 (In millions)	2004	2003
Loans requiring allowance for losses	$1,689	$1,062
Loans expected to be fully recoverable	520	1,430
	$2,209	$2,492
Allowance for losses	$749	$434
Average investment during year	2,403	2,318
Interest income earned while impaired(a)	26	33

(a) Recognized principally on cash basis.

(13)

Note 13
GECS Allowance for Losses on Financing Receivables

(In millions)	2004	2003	2002
BALANCE AT JANUARY 1
Commercial Financial Services	$1,952	$2,407	$2,238
Consumer Finance	3,984	2,782	2,173
Infrastructure	293	258	296
Other	27	53	85
	6,256	5,500	4,792
PROVISION CHARGED TO OPERATIONS
Commercial Financial Services	327	874	1,074
Consumer Finance	3,219	2,808	1,950
Infrastructure	325	28	41
Other	17	42	19
	3,888	3,752	3,084
OTHER ADDITIONS (REDUCTIONS)(a)	(74)	679	704
GROSS WRITE-OFFS
Commercial Financial Services	(928)	(1,312)	(1,251)
Consumer Finance(b)	(4,423)	(3,114)	(2,383)
Infrastructure	(27)	(24)	(17)
Other	(74)	(73)	(71)
	(5,452)	(4,523)	(3,722)
RECOVERIES
Commercial Financial Services	161	124	95
Consumer Finance	846	710	534
Infrastructure	2	2	-
Other	21	12	13
	1,030	848	642
BALANCE AT DECEMBER 31
Commercial Financial Services	1,562	1,952	2,407
Consumer Finance	3,473	3,984	2,782
Infrastructure	583	293	258
Other	30	27	53
Balance at December 31	$5,648	$6,256	$5,500

(a)
Other additions (reductions) primarily included the effects of acquisitions, securitization activity and the effects of exchange rates. These additions (reductions) included $314 million, $480 million and $487 million related to acquisitions and $(461) million, $(335) million and $(80) million related to securitization activity in 2004, 2003 and 2002, respectively.

(b)	Included $889 million in 2004 related to the standardization of our write-off policy.

See note 12 for amounts related to consolidated, liquidating securitization entities.

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SELECTED FINANCING RECEIVABLES RATIOS

December 31	2004	2003
ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES AS A PERCENTAGE OF TOTAL FINANCING RECEIVABLES
Commercial Financial Services	1.25%	1.68%
Consumer Finance(a)	2.72	4.21
Infrastructure	2.78	1.49
Other	0.20	0.11
Total	1.96	2.46
NONEARNING AND REDUCED-EARNING FINANCING RECEIVABLES AS A PERCENTAGE OF TOTAL FINANCING RECEIVABLES
Commercial Financial Services	1.1%	1.3%
Consumer Finance(a)	2.0	2.6
Infrastructure	0.8	0.7
Other	1.2	0.6
Total	1.5	1.7

(a)
The standardization of our write-off policy in 2004 reduced the allowance for losses on financing receivables as a percentage of total financing receivables by 74 basis points, and nonearning and reduced-earning financing receivables as a percentage of total financing receivables by 57 basis points.

* * *

Note 16
Intangible Assets

December 31 (In millions)	2004	2003
GE
Goodwill	$45,775	$26,242
Capitalized software	1,894	1,678
Other intangibles	7,051	2,284
	54,720	30,204
GECS
Goodwill	25,416	21,527
Present value of future profits (PVFP)	1,426	1,562
Capitalized software	758	800
Other intangibles	920	932
	28,520	24,821
Total	$83,240	$55,025

GE intangible assets were net of accumulated amortization of $6,098 million in 2004 and $5,759 million in 2003. GECS intangible assets were net of accumulated amortization of $10,876 million in 2004 and $10,292 million in 2003.

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Changes in goodwill balances, net of accumulated amortization, follow.

	2004							2003
(In millions)	Balance January 1	(a)	Acquisitions/ purchase accounting adjustments	Inter- segment transfers	Currency exchange and other	(a)	Balance December 31	Balance January 1	(a)	Acquisitions/ purchase accounting adjustments	Currency exchange and other	Balance December 31	(a)
Commercial Financial Services	$12,714		$939	$139	$175		$13,967	$12,529		$195	$(10)	$12,714
Consumer Finance	7,779		1,275	384	422		9,860	5,562		1,294	923	7,779
Healthcare	4,766		8,422	-	71		13,259	2,898		1,846	22	4,766
Industrial	6,721		666	(523)	1,123	(b)	7,987	5,436		1,040	245	6,721
Infrastructure	9,042		212	-	192		9,446	7,755		893	394	9,042
NBC Universal	6,730		9,944	-	(2)		16,672	5,223		1,507	-	6,730
Total	$47,752		$21,458	$-	$1,981		$71,191	$39,403		$6,775	$1,574	$47,752

(a)	Excluded $17 million of goodwill related to Gecis which is reported in Corporate items and eliminations. In December 2004, we sold a 60% interest in Gecis.
(b)	Included $1,055 million of goodwill associated with the consolidation of Penske effective January 1, 2004.

The amount of goodwill related to new acquisitions during 2004 was $20,958 million, the largest of which were the combination of NBC and Vivendi Universal Entertainment LLLP (VUE) and the acquisitions of Amersham by Healthcare and InVision Technologies, Inc. ($618 million) by Industrial.

The amount of goodwill related to purchase accounting adjustments to prior-year acquisitions during 2004 was $500 million, primarily associated with the 2003 acquisition of Instrumentarium at Healthcare and Allbank and First National Bank at Consumer Finance.

The amount of goodwill related to new acquisitions recorded during 2003 was $6,602 million, the largest of which were Instrumentarium ($1,754 million) by Healthcare, Bravo ($1,473 million) by NBC Universal and First National Bank ($680 million) by Consumer Finance.

The amount of goodwill related to purchase accounting adjustments to prior-year acquisitions during 2003 was $173 million, primarily associated with the 2002 acquisitions of several businesses at Infrastructure, Australian Guarantee Corporation at Consumer Finance and Security Capital Group at Commercial Financial Services.

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet (frequently with implications for the price of the acquisition), then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

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INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

December 31 (In millions)	Gross carrying amount	Accumulated amortization	Net
2004
Patents, licenses and other	$6,366	$(1,131)	$5,235
Capitalized software	5,466	(2,814)	2,652
PVFP	3,382	(1,956)	1,426
Servicing assets and all other	4,739	(4,037)	702
Total	$19,953	$(9,938)	$10,015
2003
Patents, licenses and other	$2,685	$(806)	$1,879
Capitalized software	4,911	(2,433)	2,478
PVFP	3,348	(1,786)	1,562
Servicing assets and all other	4,634	(3,809)	825
Total	$15,578	$(8,834)	$6,744

Indefinite-lived intangible assets were $2,034 million and $512 million at December 31, 2004 and 2003, respectively, and principally comprised trademarks, tradenames and U.S. Federal Communications Commission licenses.

Consolidated amortization expense related to intangible assets, subject to amortization, for 2004 and 2003 was $1,656 million and $1,497 million, respectively.

Changes in PVFP balances follow.

(In millions)	2004	2003
Balance at January 1	$1,562	$2,457
Acquisitions	-	46
Dispositions	-	(658)
Accrued interest(a)	90	113
Amortization	(221)	(351)
Other	(5)	(45)
Balance at December 31	$1,426	$1,562

(a)	Interest was accrued at a rate of 6.3% and 4.3% for 2004 and 2003, respectively.

Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits with the unamortized asset balance. If such comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense. No such expense was recorded in 2004 or 2003.

Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

The estimated percentage of the December 31, 2004, net PVFP balance to be amortized over each of the next five years follows.

2005	2006	2007	2008	2009
8.9%	8.3%	7.2%	6.3%	5.3%

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SIGNIFICANT ACQUISITIONS AND COMBINATIONS

In April 2004, we acquired all of the outstanding common shares of Amersham plc, a world leader in medical diagnostics and life sciences. The total purchase price of $11,279 million included 341.7 million shares of GE common stock valued at $10,674 million, cash of $150 million and assumed debt of $455 million. Preliminary allocation of the purchase price assigned $8,217 million to goodwill, $2,704 million to identified intangible assets that will be amortized over periods ranging from five to 25 years, $158 million to acquired inventories and $99 million to acquired in-process research and development projects charged to operations in the second quarter of 2004.

In May 2004, we completed the combination of NBC with VUE and certain related assets to create one of the world’s leading media companies, NBC Universal, Inc. (NBC Universal). Twenty percent of NBC Universal’s shares were issued to a subsidiary of Vivendi Universal (VU) as partial consideration for VU’s interest in VUE and the related assets. NBC’s acquired interest in VUE and the related assets was valued at $14,429 million, for which we exchanged the NBC Universal shares, paid cash to certain VUE interest holders of $3,650 million and assumed debt of $2,498 million. In March 2004, we issued 119.4 million shares of our common stock for net cash proceeds of $3,765 million, and we used most of those proceeds to fund the $3,650 million we paid in this transaction. The preliminary allocation of our acquired interest assigned $9,944 million to goodwill, $1,516 million to indefinite-lived intangibles and $310 million to identified intangible assets that will be amortized over periods ranging from two to 20 years. As a result of issuing the NBC Universal shares, we essentially disposed of 20% of NBC, and therefore recorded an increase in shareowners’ equity of $2,153 million, net of taxes of $1,439 million. The holders of 5.44% of the VUE common interests did not participate in the transaction and remained a minority interest holder of VUE at December 31, 2004. This minority interest holder also owns a $758 million preferred interest in VUE that is mandatorily redeemable for cash in 2022. The present value of that obligation is reported in the caption “All other liabilities” in the Statement of Financial Position, while U.S. Treasury securities held by VUE in approximately the same amount and designated to repay this obligation are included in the caption “All other assets” in the Statement of Financial Position.

* * *

Note 27
Operating Segments

REVENUES

	Total revenues			Intersegment revenues			External revenues
(In millions)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Commercial Financial Services	$42,594	$43,121	$38,984	$320	$219	$134	$42,274	$42,902	$38,850
Consumer Finance	15,734	12,845	10,266	33	23	12	15,701	12,822	10,254
Healthcare	13,456	10,198	8,955	-	2	2	13,456	10,196	8,953
Industrial	30,722	24,988	26,154	493	308	377	30,229	24,680	25,777
Infrastructure	37,373	36,569	40,119	481	449	398	36,892	36,120	39,721
NBC Universal	12,886	6,871	7,149	-	-	-	12,886	6,871	7,149
Corporate items and eliminations	101	49	599	(1,327)	(1,001)	(923)	1,428	1,050	1,522
Total	$152,866	$134,641	$132,226	$-	$-	$-	$152,866	$134,641	$132,226

Revenues of GE businesses include income from sales of goods and services to customers and other income.
Sales from one component to another generally are priced at equivalent commercial selling prices.

Revenues originating from operations based in the United States were $95,970 million, $85,249 million and $90,970 million in 2004, 2003 and 2002, respectively. Revenues originating from operations based outside the United States were $56,896 million, $49,392 million and $41,256 million in 2004, 2003 and 2002, respectively.

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	Assets			Property, plant and equipment additions(a)			Depreciation and amortization
	At December 31			For the years ended December 31			For the years ended December 31
(In millions)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Commercial Financial Services	$363,593	$342,514	$347,551	$4,596	$5,176	$5,904	$3,183	$3,027	$2,697
Consumer Finance	151,255	106,530	76,965	217	191	221	334	276	232
Healthcare	24,871	10,816	7,573	1,590	289	170	565	278	247
Industrial	42,040	38,366	40,700	4,111	2,205	2,534	3,292	2,288	2,224
Infrastructure	82,798	78,174	72,059	3,938	3,540	4,905	2,162	2,077	1,813
NBC Universal	34,206	11,619	10,401	1,189	121	252	273	117	109
Corporate items and eliminations	51,744	59,809	19,987	197	247	887	151	211	222
Total	$750,507	$647,828	$575,236	$15,838	$11,769	$14,873	$9,960	$8,274	$7,544

(a)	Additions to property, plant and equipment include amounts relating to principal businesses purchased.

Property, plant and equipment associated with operations based in the United States were $25,452 million, $20,828 million and $19,808 million at year-end 2004, 2003 and 2002, respectively. Property, plant and equipment associated with operations based outside the United States were $37,882 million, $32,560 million and $29,265 million at year-end 2004, 2003 and 2002, respectively.

Basis for presentation

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in note 1.

A description of our operating segments can be found on pages 101-102 and details of segment profit by operating segment can be found on page 39 of this report.

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